Exhibit 23.4

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement on Form S1/A, of our reports dated March 21, 2008 with respect to our audit of the consolidated balance sheets of Petrosearch Energy Corporation as of December 31, 2007 and 2006, and related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
January 15, 2009